Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of our report dated March 30, 2023, (except for the effects of the reverse stock splits described in Notes 1 and 9, as to which the date is January 30, 2024) which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Bone Biologics Corporation included herein. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and related Prospectus.

/s/Weinberg & Company, P.A.

Los Angeles, California

January 30, 2024